Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-273268, No. 333-273271, No. 333-273650, No. 333-274425 and No. 333-282648) and Form S-8 (No. 333-267242, No. 333-270620, No. 333-274006 and No. 333-278115) of Grove Collaborative Holdings, Inc. (the “Company”), of our report dated March 19, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Campbell, California
March 19, 2025